EXHIBIT 99.1

COMPANY CONTACT:

Avitar, Inc.
Jay Leatherman
781-821-2440
jleatherman@avitarinc.com
www.avitarinc.com

FOR IMMEDIATE RELEASE


                           Avitar Announces $2,000,000 Private Placement


CANTON, MA, September 30, 2003 -- Avitar, Inc. (AMEX: AVR) announced today that it entered into a $2,000,000 private placement, which raised gross proceeds of $1,000,000 in the first closing of convertible preferred stock and warrants. An additional gross proceeds of $1,000,000 will be raised in the second closing, which is expected to occur promptly after shareholder approval, when additional convertible preferred stock and warrants will be issued. All of the above securities have been placed with one investor.

The securities sold in the first closing of the private placement were 1000 shares of 6% Convertible Preferred Stock, with Warrants to purchase Common Stock. The $1,000,000 of Preferred Stock is convertible into Common Stock at $0.15 per share, subject to adjustments, and the Warrants are exercisable at $0.05 per share.

In the second closing, it is expected that an additional 1000 shares of 6% Convertible Preferred Stock and Warrants to purchase Common Stock will be issued. The second $1,000,000 of Preferred Stock will be convertible into Common Stock at the greater of $0.15 per share or 80% of the 30-day moving average of closing price of Avitar common stock on the day prior to the second closing, and the Warrants issued in the second closing will be exercisable at the greater of $0.075 per share or 50% of the aforementioned 30-day moving average of closing price of Avitar common stock.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities mentioned in this release. This release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended (the "Act"). The securities described in this release have not been registered under the Act or any state securities laws, and may not be offered or sold in the United States absent an effective registration statement covering such securities or an applicable exemption from such registration requirement.


Avitar, Inc. develops, manufactures and markets innovative and proprietary products in the oral fluid diagnostic market, disease and clinical testing market, and customized polyurethane applications used in the wound dressing
industry.   Oral  fluid   diagnostics   includes  the  estimated   $1.5  billion
drugs-of-abuse testing market, which encompasses the corporate workplace and criminal justice markets. Avitar's products include ORALscreen(TM), the world's first non-invasive, rapid, onsite oral fluid test for drugs-of-abuse, and HAIRscreen(TM), a laboratory-based hair test for detecting long-term drug abuse. Additionally, Avitar manufactures and markets HYDRASORB(TM), an absorbent topical dressing for moderate to heavy exudating wounds. In the estimated $25 billion in vitro diagnostics market, Avitar is developing diagnostic strategies for disease and clinical testing. Some examples include influenza, diabetes and pregnancy. For more information, see Avitar's website at www.avitarinc.com.

Safe Harbor Statement. This release contains forward looking statements that are subject to risks and uncertainties including financing risks and the development and marketing of new applications and other risks that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. In view of such risks and uncertainties, the Company's actual results could differ materially from those anticipated in such forward looking statements.